Exhibit 99.2

NEWS

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

LADENBURG THALMANN NAMES MARK KLEIN PRESIDENT AND CEO

     NEW YORK, NY, March 10, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX: LTS) announced today that Mark Klein, a securities industry veteran with deep experience in the investment advisory, alternative investment and brokerage business, has been named President and Chief Executive Officer of Ladenburg Thalmann Financial Services Inc. and Chairman and Chief Executive Officer of Ladenburg Thalmann & Co. Inc. Prior to joining Ladenburg, Mr. Klein served for the past five years as the President and Chief Executive Officer of NBGI Asset Management Inc. and NBGI Securities Inc., both affiliates of the National Bank of Greece, a leading financial institution in Greece. Mr. Klein’s appointment is effective April 1, 2005.

     “We are very pleased to welcome Mark as Ladenburg’s new Chief Executive Officer,” stated Howard M. Lorber, Chairman of Ladenburg. “Mark is a seasoned securities industry executive with a long and well-established track record of successfully managing and building investment advisory and brokerage businesses, including alternative asset management businesses. We are confident that Ladenburg will greatly benefit from his leadership.”

     “I am delighted to join Ladenburg Thalmann and look forward to leading the Company and its many talented professionals. Ladenburg is one of the oldest and most respected financial services companies in the industry,” said Mark Klein. “I intend to re-establish the firm as one of the preeminent players in the securities industry and create long-term value for its shareholders and employees.”

     Prior to joining NBGI Asset Management Inc. and NBGI Securities Inc., Mr. Klein founded Newbrook Capital Management and Newbrook Securities in 1994 and served as the

President and CEO of the two firms until they were acquired by the National Bank of Greece in 2000. Mr. Klein has also been a senior portfolio manager specializing in high net worth individuals for three major brokerage firms, including PaineWebber and Smith Barney Shearson. In addition to his traditional asset management experience, Mark founded Independence Holdings LLC, a private equity fund of funds companies. Mr. Klein earned a Masters in Business Administration in Finance and Economics at the J. L. Kellogg Graduate School of Management at Northwestern University and a Bachelors of Business Administration with high distinction from Emory University.

     The Company has granted Mr. Klein an option to purchase 5,000,000 shares of the Company’s Common Stock at an exercise price of $0.465 per share. The option, which expires on March 4, 2015, will vest as to 10% of the shares on the date of grant and as to an additional 22.5% of the shares in four annual installments commencing on March 4, 2006. In connection with his employment, Mr. Klein will also purchase 2,222,222 shares of the Company’s common stock at $0.45 per share (or an aggregate purchase price of $1,000,000). Mr. Klein will purchase the Shares simultaneously with the closing of the previously announced Amended and Restated Debt Conversion Agreement and private financing, scheduled to occur on March 11, 2005.

     Mr. Klein succeeds Charles Johnston, who has decided to pursue other opportunities. “We want to thank Charles for his dedication and hard work during this transitional year for the Company and wish him the best of luck,” concluded Mr. Lorber.

About Ladenburg Thalmann

     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Irvine, California; and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.

# # #